Exhibit 99.1

OMNITURE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Omniture, Inc.

We have audited the accompanying consolidated balance sheets of Omniture, Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omniture, Inc. at December 31, 2008, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah

February 24, 2009

except for paragraph 1 of the section entitled “Acquisition of Omniture by Adobe” in Note 1,

as to which the date is October 23, 2009

OMNITURE, INC.

Consolidated Balance Sheets

(In thousands except, share and per share data)

	December 31, 2008	September 30, 2009
		(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$67,020	$96,362
Short-term investments	9,997	34,990
Accounts receivable, net of allowances of $9,884 and $13,633 at December 31, 2008 and September 30, 2009, respectively	106,810	123,465
Prepaid expenses and other current assets	10,369	11,795
Total current assets	194,196	266,612
Property and equipment, net	61,482	56,669
Intangible assets, net	137,505	112,671
Goodwill	427,565	426,867
Long-term investments	18,136	13,908
Other assets	3,316	2,233
Total assets	$842,200	$878,960
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$7,662	$11,501
Accrued liabilities	41,179	40,411
Current portion of deferred revenues	101,728	115,216
Current portion of notes payable	1,617	1,945
Current portion of capital lease obligations	150	21
Total current liabilities	152,336	169,094
Deferred revenues, less current portion	10,222	5,241
Notes payable, less current portion	13,528	12,375
Capital lease obligations, less current portion	79	44
Other liabilities	8,467	7,546
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized at December 31, 2008 and September 30, 2009; 72,891,372 and 77,285,404 shares issued and outstanding at December 31, 2008 and September 30, 2009, respectively	73	77
Additional paid-in capital	754,151	802,466
Deferred stock-based compensation	(366)	(10)
Accumulated other comprehensive loss	(3,256)	(3,259)
Accumulated deficit	(93,034)	(114,614)
Total stockholders’ equity	657,568	684,660
Total liabilities and stockholders’ equity	$842,200	$878,960

See accompanying notes to the consolidated financial statements.

OMNITURE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Revenues:
Subscription, license and maintenance	$265,686	$191,324	$231,898
Professional services and other	29,927	21,290	30,683
Total revenues	295,613	212,614	262,581
Cost of revenues:
Subscription, license and maintenance	110,786	79,724	96,990
Professional services and other	15,154	10,817	12,723
Total cost of revenues	125,940	90,541	109,713
Gross profit	169,673	122,073	152,868
Operating expenses:
Sales and marketing	129,814	96,091	102,868
Research and development	36,966	27,840	27,010
General and administrative	46,037	33,993	35,464
Acquisition related	—	—	5,273
Total operating expenses	212,817	157,924	170,615
Loss from operations	(43,144)	(35,851)	(17,747)
Interest income	1,869	1,659	319
Interest expense	(953)	(718)	(979)
Other expense, net	(1,375)	(541)	(1,678)
Loss before income taxes	(43,603)	(35,451)	(20,085)
Provision for income taxes	1,163	1,232	1,495
Net loss	$(44,766)	$(36,683)	$(21,580)

Net loss per share, basic and diluted	$(0.63)	$(0.52)	$(0.28)

Weighted-average number of shares, basic and diluted	71,458	71,034	76,116

See accompanying notes to the consolidated financial statements.

OMNITURE, INC.

Consolidated Statements of Stockholders’ Equity
(In thousands, except share data)

	Stockholders’ Equity
	Common Stock		Additional Paid-In	Deferred Stock-Based	Accumulated Other Comprehensive	Accumulated	Total Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Compensation	Income	Deficit	Loss	Equity
Balance at January 1, 2007	60,636,685	$61	$340,424	$(1,182)	$40	$(48,268)	$(48,228)	$291,075
Amortization of deferred stock-based compensation, net of forfeitures	—	—	(12)	816	—	—	—	804
Exercise of stock options	1,563,092	2	8,628	—	—	—	—	8,630
Vesting of common shares subject to repurchase	331,709	—	164	—	—	—	—	164
Stock-based compensation	—	—	31,586	—	—	—	—	31,586
Issuance of restricted stock awards and restricted stock units, net of repurchases	77,366	—	(1,027)	—	—	—	—	(1,027)
Purchases under employee stock purchase plan	17,071	—	330	—	—	—	—	330
Issuance of common stock to former Visual Sciences shareholders, net of issuance costs	10,265,449	10	354,836	—	—	—	—	354,846
Estimated fair value of stock options granted in connection with the acquisition of Visual Sciences	—	—	15,251	—	—	—	—	15,251
Adjustment to the estimated fair value of common stock and vested stock options substituted in connection with acquisitions	—	—	3,971	—	—	—	—	3,971
Foreign currency translation adjustment	—	—	—	—	54	—	54	54
Unrealized loss on available-for-sale securities	—	—	—	—	(3,352)	—	(3,352)	(3,352)
Other	—	—	—	—	2	—	2	2
Comprehensive loss:
Net loss	—	—	—	—	—	(44,766)	(44,766)	(44,766)
Comprehensive loss	—	—	—	—	—	—	(48,062)	—
Balance at December 31, 2008	72,891,372	73	754,151	(366)	(3,256)	(93,034)	(96,290)	657,568
Amortization of deferred stock-based compensation, net of forfeitures (unaudited)	—	—	(6)	356	—	—	—	350
Exercise of stock options (unaudited)	1,257,020	1	2,890	—	—	—	—	2,891
Vesting of common shares subject to repurchase (unaudited)	37,500	—	53	—	—	—	—	53
Stock-based compensation (unaudited)	—	—	21,347	—	—	—	—	21,347
Issuance of restricted stock awards and restricted stock units, net of repurchases (unaudited)	210,007	—	(1,371)	—	—	—	—	(1,371)
Purchases under employee stock purchase plan (unaudited)	36,927	—	405	—	—	—	—	405
Issuance of common stock related to enterprise channel partner agreement (unaudited)	2,852,578	3	24,997	—	—	—	—	25,000
Foreign currency translation adjustment (unaudited)	—	—	—	—	(886)	—	(886)	(886)
Unrealized gain on available-for-sale securities (unaudited)	—	—	—	—	879	—	879	879
Other (unaudited)	—	—	—	—	4	—	4	4
Comprehensive loss:
Net loss (unaudited)	—	—	—	—	—	(21,580)	(21,580)	(21,580)
Comprehensive loss (unaudited)	—	—	—	—	—	—	(21,583)	—
Balance at September 30, 2009 (unaudited)	77,285,404	$77	$802,466	$(10)	$(3,259)	$(114,614)	$(117,873)	$684,660

See accompanying notes to the consolidated financial statements.

OMNITURE, INC.

Consolidated Statements of Cash Flows

(In thousands, except share data)

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Cash flows from operating activities:
Net loss	$(44,766)	$(36,683)	$(21,580)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,576	41,340	45,325
Stock-based compensation	32,588	25,103	21,750
Other non-cash transactions	(328)	(325)	(59)
(Gain) loss on foreign currency forward contracts, net	(738)	329	2,672
Net changes in operating assets and liabilities:
Accounts receivable, net	(35,173)	(25,154)	(16,005)
Prepaid expenses and other assets	(1,001)	112	(146)
Accounts payable	82	4,206	3,753
Accrued and other liabilities	3,992	2,812	3,661
Deferred revenues	57,095	48,776	7,790
Net cash provided by operating activities	68,327	60,516	47,161
Cash flows from investing activities:
Purchases of investments	(34,788)	(24,808)	(54,927)
Proceeds from sales of investments	36,970	36,970	5,100
Proceeds from maturities of investments	25,000	20,000	30,000
Purchases of property and equipment	(45,335)	(41,871)	(16,165)
Purchases of intangible assets	(3,967)	(3,317)	(922)
Foreign currency forward contracts	1,454	(329)	(2,967)
Business acquisitions, net of cash acquired	(68,687)	(60,822)	(3,823)
Net cash used in investing activities	(89,353)	(74,177)	(43,704)
Cash flows from financing activities:
Proceeds from exercise of stock options	8,715	8,557	2,891
Proceeds from employee stock purchase plan	330	330	405
Proceeds from issuance of common stock	—	—	25,000
Repurchases of vested restricted stock	(1,027)	(993)	(1,371)
Proceeds from issuance of notes payable	22,350	8,006	(51)
Principal payments on notes payable and capital lease obligations	(19,424)	(7,752)	(1,001)
Net cash provided by financing activities	10,944	8,148	25,873
Effect of exchange rate changes on cash and cash equivalents	(663)	(561)	12
Net (decrease) increase in cash and cash equivalents	(10,745)	(6,074)	29,342
Cash and cash equivalents at beginning of period	77,765	77,765	67,020
Cash and cash equivalents at end of period	$67,020	$71,691	$96,362

Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock and stock options for business acquisitions	$370,096	$—	$—
Vesting of common shares subject to repurchase	164	3	53
Acquisition of intangible assets	378	—	—
Unpaid acquisition related expenses	478	—	21
Unpaid restructuring costs related to acquisitions	3,716	3,383	2,063
Unrealized loss (gain) on auction rate securities	3,364	1,732	(872)
Unrealized gain on short-term investments	(4)	(8)	(7)

See accompanying notes to the consolidated financial statements.

Omniture, Inc.

Notes to Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

Omniture, Inc. (the “Company”) was incorporated in Delaware in August 1999 and has its principal offices located in Orem, Utah. The Company began providing its enterprise on-demand online business optimization services in February 2001. The Company is a leading provider of online business optimization products and services, which it delivers through the Omniture Online Marketing Suite. The Company’s customers use its products and services to manage and enhance online, offline and multi-channel business initiatives. The Omniture Online Marketing Suite, which is hosted and delivered to customers on-demand and as an on-premise solution, consists of an open business analytics platform and an integrated set of optimization applications for online analytics, channel analytics, visitor acquisition and conversion. The Omniture Online Marketing Suite consists of Omniture SiteCatalyst, the Company’s core product offering, Omniture DataWarehouse, Omniture Discover, Omniture Genesis, Omniture SearchCenter, Omniture Test&Target, Omniture SiteSearch, Omniture Merchandising, Omniture Recommendations and Omniture Survey services and Omniture Insight (formerly known as Discover OnPremise) and Omniture Insight for Retail (formerly known as Discover OnPremise for Retail) software.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of September 30, 2009, the consolidated statements of operations and cash flows for the nine month periods ended September 30, 2008 and 2009, and the related footnote disclosures as of September 30, 2009 and for the nine month periods ended September 30, 2008 and 2009 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments consisting of normal recurring accruals considered necessary to present fairly the company’s financial position, results of its operations and cash flows for the nine month periods ended September 30, 2008 and 2009. The results of operations for the nine months ended September 30, 2009, are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2008.

Acquisitions

As discussed in Note 2, the Company acquired Visual Sciences, Inc. (“Visual Sciences”) and certain assets of Mercado Software Ltd (“Mercado”) during the year ended December 31, 2008. The consolidated financial statements include each of the acquired company’s results of operations since its respective date of acquisition.

Segments

The Company operates its business in one reportable segment.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Significant estimates made by management include the determination of the fair value of stock awards issued, allowances for accounts receivable, the assessment for impairment of long-lived assets, restructuring costs related to business acquisitions and income taxes. The Company also uses estimates in determining the remaining economic lives and fair values of purchased intangible assets and property and equipment related to business acquisitions. Actual results could differ from those estimates.

Acquisition of Omniture by Adobe

On September 15, 2009, the Company, Adobe Systems Incorporated (“Adobe”) and Snowbird Acquisition Corporation (“Snowbird”), a wholly owned subsidiary of Adobe, entered into a definitive agreement under which Adobe agreed to acquire Omniture for approximately $1,800,000,000. Under the terms of the agreement, Snowbird commenced a tender offer to acquire all of the outstanding common stock of Omniture for $21.50 per share in cash. The merger was completed on October 23, 2009.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Acquisition-related costs in the accompanying consolidated income statement consist of direct transaction costs related to the acquisition of the Company by Adobe.  During the nine months ended September 30, 2009, the Company recorded $5,273,000 in acquisition-related costs.

Subsequent Events

The Company has evaluated subsequent events relating to the financial statements as of September 30, 2009 and for the nine month period ended September 30, 2009 through January 4, 2010, the date the financial statements were issued. Except as it relates to the acquisition of Omniture by Adobe on October 23, 2009, the Company evaluated subsequent events relating to the financial statements as of and for the year ended December 31, 2008 through February 24, 2009.

Revenue Recognition

The Company derives its revenues from three primary sources: (1) subscription fees from customers implementing and utilizing the Company’s on-demand online business optimization services; (2) license revenue from selling software licenses; and (3) related professional and other services, consisting primarily of consulting and training.

The Company recognizes revenue when all of the following conditions are met:

•                  there is persuasive evidence of an arrangement;

•                  the service has been provided to the customer;

•                  the collection of the fees is reasonably assured; and

•                  the amount of fees to be paid by the customer is fixed or determinable.

The Company recognizes subscription revenues, including implementation and set-up fees, on a monthly basis, beginning on the date the customer commences use of the Company’s services and ending on the final day of the contract term. The Company records amounts that have been invoiced in accounts receivable and in deferred revenues or revenues, depending on whether the revenue recognition criteria have been met.

The Company recognizes revenue resulting from professional services sold with subscription offerings (generally considered to be at the time of, or within 45 days of, sale of the subscription offering) over the term of the related subscription contract as these services are considered to be inseparable from the subscription service, and the Company has not yet established objective and reliable evidence of fair value for the undelivered element. The Company recognizes revenues resulting from professional services sold separately from the subscription services as those professional services are performed.

Although the Company’s subscription contracts are generally noncancelable, a limited number of customers have the right to cancel their contracts by providing prior written notice to the Company of their intent to cancel the remainder of the contract term. In the event a customer cancels its contract, it is not entitled to a refund for prior services provided to it by the Company.

All software license arrangements include post-contract support services for the initial term, which are recognized ratably over the term of the post-contract service period, typically one year. License arrangements may also include installation and training services as well. As such, a combination of these products and services represent a “multiple-element” arrangement for revenue recognition purposes.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

For contracts with multiple elements, the Company recognizes revenue using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and recognized as revenue, assuming all other revenue recognition criteria have been met. If evidence of fair value for each undelivered element of the arrangement does not exist, all revenue from the arrangement is recognized when evidence of fair value is determined or when all elements of the arrangement are delivered.

Post-contract support services provide customers with rights to, when and if available, updates, maintenance releases and patches released during the term of the support period. The Company does not provide custom software development services or create tailored products to sell to specific customers.

Deferred Revenues

Deferred revenues consist of billings or payments received in advance of revenue recognition for the Company’s products and services described above and the Company recognizes them as revenue only when the revenue recognition criteria are met.

Cash and Cash Equivalents and Short-term Investments

Cash and cash equivalents consist of cash on deposit with banks, money market funds and highly liquid debt securities with an original maturity of 90 days or less. Short-term investments include debt securities with an original maturity greater than 90 days. The Company classifies its investments in debt securities as available-for-sale and realized gains and losses are included in income based on the specific identification method. Unrealized gains and losses on available-for-sale securities are recorded to other comprehensive income, a component of stockholders’ equity. Interest on securities classified as available-for-sale is included as a component of interest income.

Concentrations of Credit Risk and Significant Customers

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, available-for-sale securities, foreign currency forward contracts and trade accounts receivable. Although the Company deposits its cash and cash equivalents with multiple financial institutions, its deposits, at times, may exceed federally insured limits. The Company’s available-for-sale securities are investment grade and the Company’s investment policy requires diversification of the portfolio in order to limit the potential credit risk exposure. The Company is exposed to credit risks in the event of default by the issuers of the available-for-sale securities. Collateral is not required for accounts receivable; however, the Company regularly evaluates customers’ financial condition and creditworthiness.

No customer accounted for 5% or greater of accounts receivable at December 31, 2008 and September 30, 2009. No customer accounted for more than 10% of total revenues during the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009.

Subscription, license and maintenance revenues accounted for 90% of total revenues in 2008, and 90% and 88% of total revenues during the nine months ended September 30, 2008 and 2009.

At December 31, 2008 and September 30, 2009, tangible assets located outside the United States were not material. No single foreign country accounted for more than 10% of total revenues during the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table sets forth revenues from customers within and outside the United States (in thousands):

	Year Ended December 31,	Nine Months Ended, September 30,
	2008	2008	2009
		(unaudited)
Revenues from customers within the United States	$213,212	$153,675	$188,724
Revenues from customers outside the United States	82,401	58,939	73,857
Total revenues	$295,613	$212,614	$262,581

Revenues from customers outside the United States as a percentage of total revenues	28%	28%	28%

Service Provider Concentration

All of the Company’s servers containing customer data are located in various third-party data center facilities located throughout the world, primarily in the United States and Europe. The Company does not control the operation of these facilities and is vulnerable to damage or interruption in the event any of these third-party, data center facilities fail.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are not interest bearing. The Company records a sales allowance to provide for estimated future adjustments to accounts receivable, generally resulting from credits issued to customers in conjunction with amendments or renewals of subscription service arrangements. Specific provisions primarily are made based on amendments or renewals associated with specific subscription service arrangements that are expected to result in the issuance of customer credits. Non-specific provisions are also made based on actual credits issued as a percentage of the Company’s historical revenues. Provisions for sales allowances are recorded as a reduction to revenues. The Company evaluates the estimate of sales allowances on a regular basis and adjusts the amount reserved accordingly.

The Company makes judgments as to its ability to collect outstanding accounts receivable and provides allowances when collection becomes doubtful. Specific provisions are made based on an account-by-account analysis of collectability. Non-specific provisions are made for non-customer-specific accounts based on the Company’s historical bad debt experience and current economic trends. Provisions are recorded in general and administrative expenses. The Company writes off customer accounts receivable balances to the allowance for doubtful accounts when it becomes likely that they will not be collected.

The changes in the Company’s allowances for accounts receivable were as follows (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Sales allowance:
Balance at beginning of period	$3,171	$3,171	$4,469
Provision	7,998	5,339	9,933
Write-offs	(6,700)	(3,710)	(8,998)
Balance at end of period	$4,469	$4,800	$5,404

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Bad debt allowance:
Balance at beginning of period	$1,559	$1,559	$5,415
Provision	6,829	6,038	4,016
Write-offs	(2,973)	(1,843)	(1,202)
Balance at end of period	$5,415	$5,754	$8,229

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization of property and equipment, including amortization of leasehold improvements and assets under capital leases, are calculated on a straight-line basis over the estimated useful lives of those assets as follows:

Computers, equipment and software	3 to 4 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or the lease term

Long-lived Assets, Including Goodwill

Periodically the Company assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets. The Company performs an impairment review whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of its use of acquired assets or the Company’s overall business strategy and significant industry or economic trends. When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators, it determines the recoverability by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. The Company recognizes an impairment charge equal to the amount by which the carrying amount exceeds the estimated fair value of the asset.

The Company recorded goodwill in conjunction with its business acquisitions. The Company reviews goodwill for impairment, at least annually based on a single reporting unit.  The Company believes it operates in a single reporting unit because its chief operating decision maker does not regularly review operating results other than at a consolidated level for purposes of decision making regarding resource allocation and operating performance. The Company performs its annual goodwill impairment test on October 1st.

Long-term Investments

Long-term investments consist of auction rate securities that the Company does not expect to liquidate within the next twelve months due to the uncertainty related to the liquidity in the auction rate security market (see Note 3).  The Company classifies its auction rate securities as available-for-sale.

Foreign Currency

The Company’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Australian dollar, British pound, Canadian dollar, Danish krone, EU euro, Hong Kong dollar, Japanese yen and Swedish krona.

The functional currency of the Company’s international subsidiaries is generally the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using period-end or historical rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation gains (losses), including intercompany foreign currency transactions that are of a long-term-investment nature, are recorded in accumulated other comprehensive loss as a component of stockholders’ equity. Net foreign currency losses are included in other expense, net in the accompanying consolidated statements of operations and were approximately $1,387,000, $554,000, and $1,585,000 for the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, respectively.

During the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, the Company entered into foreign currency forward contracts to offset foreign currency transaction gains and losses primarily related to cash and accounts receivable balances denominated in certain foreign currencies. These forward contracts were not designated as accounting hedges as defined by GAAP. The Company recorded its outstanding foreign currency forward contracts at their estimated fair value at December 31, 2008 and September 30, 2009, based on quoted market prices. During the year ended December 31, 2008, the Company recorded net realized gains of $1,454,000, and during the nine months ended September 30, 2008 and 2009, the company recorded net realized losses of $329,000 and $2,967,000, respectively.  During the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, the Company recorded unrealized losses of $716,000, $0 and $421,000, respectively, associated with these forward contracts in other expense, net in the accompanying consolidated statements of operations.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Software Development Costs

The Company follows the authoritative guidance related to accounting for Web site development costs and software in a hosting arrangement. The Company also follows the guidance related to accounting for the development of its on-demand online business optimization software, and other software the Company develops for internal use, which requires companies to capitalize qualifying computer software costs that are incurred during the application development stage, and amortize them over the software’s estimated useful life.

Commissions

The Company records sales commissions when the commissions are earned, which is generally when the corresponding revenue has been recognized or at the time of collection of the customer account receivable. Commissions paid to sales personnel are not recoverable in the event the customer terminates service. Commission expense was $20,306,000, $14,362,000 and $17,668,000 for the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, respectively.

Leases

The Company leases its facilities and a portion of its network infrastructure equipment under operating leases. For facility leases that contain rent escalation or rent concession provisions, the Company records the total rent payable during the lease term on a straight-line basis over the term of the lease. The Company records the difference between the rent paid and the straight-line rent as a deferred rent liability in the accompanying consolidated balance sheets.

Advertising

The Company expenses advertising as incurred. Advertising expense was $3,150,000 for the year ended December 31, 2008, and $2,192,000 and $1,905,000 for the nine months ended September 30, 2008 and 2009, respectively.

Stock-based Compensation

Prior to January 1, 2006, the Company measured stock-based compensation expense as the difference, if any, between the estimated fair value of the Company’s common stock on the date of grant and the exercise price.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of a new accounting standard, using the prospective transition method, which requires the Company to apply its provisions only to awards granted, modified, repurchased or cancelled on or after the effective date of the new accounting standard. Under this transition method, total stock-based compensation expense recognized beginning January 1, 2006 is based on the following: (1) the grant-date fair value of stock-based awards granted or modified on or after January 1, 2006; and (2) the balance of deferred stock-based compensation related to stock option awards granted prior to January 1, 2006, which was calculated using the intrinsic-value method as previously permitted under the previous accounting standard.

The Company accounts for stock option grants to non-employees in accordance with authoritative accounting guidance that requires the fair value of these instruments be recognized as an expense over the period in which the related services are rendered.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Company’s consolidated statements of operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized. Changes in ownership will limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income (see Note 8).

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2008 and September 30, 2008 and 2009, there were no material unrecognized tax benefits except for certain research tax credits and those acquired from Visual Sciences. Any future adjustments to the unrecognized tax benefit will have no impact on the Company’s effective tax rate due to the valuation allowance which fully offsets these tax benefits. For the year ended December 31, 2008 and the nine months ended September 30, 2009, the Company did not recognize any material interest and penalties related to income taxes.

Net Loss Per Share

The following table presents the numerator and a reconciliation of the denominator used in the calculation of net loss per share, basic and diluted (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Numerator:
Net loss	$(44,766)	$(36,683)	$(21,580)
Denominator:
Weighted-average common shares outstanding	71,766	71,395	76,124
Weighted-average common shares outstanding subject to repurchase	(308)	(361)	(8)
Denominator for basic and diluted net loss per share	71,458	71,034	76,116

The following weighted-average common stock equivalents (in thousands) were excluded from the computation of diluted net loss per share because they had an anti-dilutive impact:

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Common shares outstanding subject to repurchase	298	351	9
Employee stock awards	3,678	4,048	2,468
Warrants	240	241	238
Unvested RSAs and RSUs	13	17	82

Recently Adopted Accounting Pronouncements

Effective January 1, 2008, the Company adopted authoritative guidance that establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework and expands disclosures about the use of fair value measurements. This guidance is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the Financial Accounting Standards Board (“FASB”) deferred the effective date of this guidance for one year for non-financial assets and liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On, January 1, 2009, the Company adopted the guidance for non-financial assets and non-financial liabilities. In October 2008, the FASB issued further authoritative guidance that clarifies the application of SFAS No. 157 in a market that is not active, and provides guidance on the key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  The Company considered the additional guidance with respect to the valuation of its financial assets and liabilities and their corresponding designation within the fair value hierarchy. The adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

Effective January 1, 2008, the Company adopted new accounting standards that permit companies to elect to measure certain financial instruments and certain other items at fair value. The standards require that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. The Company did not elect to measure any additional financial instruments at fair value as a result of these accounting standards. Therefore, the adoption of the standards did not have a material impact on its consolidated financial statements.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

In April 2008, the FASB issued authoritative guidance related to the determination of intangible asset useful lives, which amended the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance also requires expanded disclosure related to the determination of intangible asset useful lives and is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company adopted this guidance on January 1, 2009. The adoption did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance that is intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities. This guidance clarifies the objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured, establishes a new model for measuring other-than-temporary impairments for debt securities, including criteria for when to recognize a write-down through earnings versus other comprehensive income and expands the fair value disclosures required for financial instruments to interim periods. The guidance is effective for the Company beginning April 1, 2009.  As a result of adoption of this guidance, the Company has included the appropriate disclosures in its consolidated financial statements. This guidance did not have a material impact on the Company’s financial results.

In May 2009, the FASB issued authoritative guidance that establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted this guidance for the quarter ended June 30, 2009. The adoption of the guidance did not have a material effect on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In August 2009, the FASB issued new accounting standards on measuring liabilities at fair value. Specifically, when a quoted price in an active market for the identical liability is not available, the new standards require that the fair value of a liability be measured using one or more of the valuation techniques that should maximize the use of relevant observable inputs and minimize the use of unobservable inputs. In addition, an entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. These standards will be effective for the Company in the fourth quarter of 2009. The Company does not expect the adoption of the standards will have a material impact on its consolidated financial statements.

In October 2009, the FASB issued new accounting standards that provide guidance for arrangements with multiple deliverables. Specifically, the new standards require an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In addition, the new standards eliminate the use of the residual method of allocation and require the relative-selling-price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverables. The Company is currently evaluating the impact of the adoption of these accounting standards on its consolidated financial statements.

2. Acquisitions

Visual Sciences, Inc.

In January 2008, the Company acquired all of the outstanding voting stock of Visual Sciences, a provider of on-demand Web analytics applications. The Company purchased Visual Sciences to acquire its existing customer base, key personnel and technology.

The aggregate purchase price was approximately $447,270,000, which consisted of (1) the issuance of 10,265,449 shares of the Company’s common stock upon closing of the acquisition, valued at approximately $354,846,000, net of issuance costs, (2) cash consideration of approximately $50,069,000 paid upon closing of the acquisition, (3) the fair value of assumed Visual Sciences stock options of $15,251,000, (4) acquisition-related costs, (5) restructuring charges and (6) a $2,250,000 license payment to NetRatings, Inc. (“NetRatings”) in accordance with a settlement and patent cross-license agreement entered into by Visual Sciences with NetRatings in August 2007. The fair value of the 10,265,449 shares of common stock was determined based on the average closing price of the Company’s common stock during the period two days before and two days after the terms of the acquisition were agreed to and announced.

Under the terms of the acquisition, each outstanding share of Visual Sciences capital stock was converted into 0.49 of a share of the Company’s common stock and $2.39 in cash. In connection with the acquisition, options to purchase Visual Sciences common stock outstanding at the time of closing were assumed by the Company and converted into options to purchase shares of Omniture common stock based on an option exchange ratio pursuant to the terms of the definitive agreement.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company also issued approximately 118,478 shares of its common stock in exchange for unvested Visual Sciences restricted stock awards (“RSAs”) that remain subject to forfeiture based on the original vesting schedule applicable to such awards. During the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, the Company paid total cash of $154,000, $154,000 and $72,000 related to shares that vested from RSAs, respectively. At December 31, 2008, and September 30, 2009, the Company was required to pay the holders of the remaining unvested RSAs up to $220,000 and $213,000 in cash as these RSAs vest, respectively.

Acquisition-related costs for the Visual Sciences acquisition totaled $17,422,000, of which $87,000 and $16,000 were unpaid at December 31, 2008 and September 30, 2009, respectively.

The estimated restructuring charges recorded in conjunction with the acquisition totaled $7,432,000 and related to 1) severance payments and severance-related benefits associated with the termination of approximately 70 Visual Sciences employees from all functions within the business made redundant by the acquisition and 2) estimated excess facilities costs resulting from the employee terminations included in this restructuring. Future decreases to the estimates of executing the restructuring plan will be recorded as an adjustment to goodwill. Future increases to the estimates of the restructuring plan will be recorded as an adjustment to operating expenses.  The following table summarizes the activity related to the Visual Sciences restructuring (in thousands):

	Severance and Benefits	Excess Facilities	Total
Balance at December 31, 2007	$—	$—	$—
Costs accrued(1)	4,539	2,814	7,353
Cash payments(2)	(4,274)	(650)	(4,924)
Balance at December 31, 2008	265	2,164	2,429
Costs accrued(1) (unaudited)	—	801	801
Cash payments(2) (unaudited)	(25)	(1,025)	(1,050)
Accrual releases(1) (unaudited)	(240)	(482)	(722)
Non-cash charges(3) (unaudited)	—	(144)	(144)
Balance at September 30, 2009 (unaudited)	$—	$1,314	$1,314

(1)     Recorded to goodwill and included as a component of the aggregate purchase price of the Visual Sciences acquisition.

(2)     Cash payments are net of cash receipts from the sublease of excess facilities.

(3)     Non-cash charges consist of write-offs of leasehold improvements related to excess facilities.

The following table summarizes the allocation of the aggregate purchase price for Visual Sciences and the estimated useful lives for the acquired intangible assets (in thousands):

Current assets	$37,381
Property and equipment	10,357
Other assets	157
Acquired intangibles:
Existing technology (3.8 year weighted-average estimated useful life)	20,500
Customer contracts and related relationships (7.3 year weighted-average estimated useful life)	68,500
Core technology (3.5 year weighted-average estimated useful life)	9,500
Maintenance agreements and related relationships (7.0 year weighted-average estimated useful life)	5,700
Patent license (6.6 year weighted-average estimated useful life)	6,783
Goodwill	320,582
Total assets acquired	479,460
Current liabilities	21,491
Long-term liabilities	10,699
Total liabilities assumed	32,190
Net assets acquired	$447,270

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Visual Sciences tangible assets and liabilities assumed by the Company were valued at their respective carrying amounts at the acquisition date, which approximated their respective estimated fair values. Deferred revenues were reduced to their estimated fair value, which represented an amount equivalent to the estimated costs of fulfilling the remaining contractual obligations associated with these deferred revenues. In total, the Visual Sciences acquired intangible assets had a weighted-average estimated useful life of 6.3 years. The amount recorded as goodwill is not deductible for income tax purposes.

In August 2007, Visual Sciences entered into a settlement and patent-license agreement with NetRatings. The agreement required Visual Sciences to make license payments of $11,250,000, $2,000,000 of which was paid by Visual Sciences on or about the date of the agreement, $4,250,000 of which was paid by the Company following the closing of the acquisition of Visual Sciences and the remaining $5,000,000 of which must be paid by the Company in quarterly installments of $500,000 beginning on March 31, 2008, of which $3,000,000 had been paid as of September 30, 2009. As of the date of the acquisition, the Company recorded a liability equal to the net present value of the total remaining license payments based upon the Company’s estimated incremental borrowing rate of 6.0%. At December 31, 2008, the amount of unpaid license payments of $3,000,000 related to this settlement and patent-license agreement, discounted to its net present value was $2,849,000, of which $1,871,000 was included in accrued liabilities and $978,000 was included in other liabilities in the consolidated balance sheet. At September 30, 2009, the amount of unpaid license payments of $2,000,000 related to this settlement and patent-license agreement, discounted to its net present value was $1,927,000, which was included in accrued liabilities in the consolidated balance sheet.

On October 25, 2005, Visual Sciences, LLC, which is a wholly owned subsidiary of Visual Sciences, entered into a settlement and patent license agreement with NetRatings. The agreement required Visual Sciences, LLC to make license payments of $2,000,000, $1,150,000 of which was paid by Visual Sciences prior to the acquisition and $200,000 that was accrued by Visual Sciences prior to the acquisition and subsequently paid by the Company during the year ended December 31, 2008. The remaining $650,000 and $450,000 unpaid balance as of December 31, 2008 and September 30, 2009, respectively, must be paid in annual installments, which are capped at $200,000 per year and calculated based on revenue of Visual Sciences, LLC products for each year.

Mercado Asset Acquisition

On November 5, 2008, the Company acquired certain assets, including intellectual property and other business assets, of Mercado, a leading search and merchandising solution provider. The aggregate purchase price was approximately $8,472,000, which consisted of (1) cash consideration of approximately $6,643,000, (2) restructuring charges and (3) acquisition-related costs. The determination of the final purchase price is subject to potential adjustments, including finalization of acquisition-related costs. The Company does not expect any changes to the purchase price allocation to materially increase or decrease operating and amortization expenses, but they may have a material effect on the amount of recorded goodwill.

The estimated restructuring charges recorded in conjunction with the acquisition totaled $1,389,000 and related to 1) severance payments and severance-related benefits associated with the termination of Mercado employees from all functions within the business made redundant by the acquisition and 2) estimated excess facilities costs resulting from the employee terminations included in this restructuring.  Estimates associated with the Company’s restructuring accrual primarily relate to lease loss assumptions associated with excess facilities.  Future decreases to the estimates of executing the restructuring plan will be recorded as an adjustment to goodwill. Increases to the estimates of the restructuring plan will be recorded as an adjustment to goodwill during the purchase accounting allocation period and as an adjustment to operating expenses thereafter.

The following table summarizes the activity related to the Mercado restructuring (in thousands):

	Severance and Benefits	Excess Facilities	Total
Balance at December 31, 2007	$—	$—	$—
Costs accrued(1)	277	1,290	1,567
Cash payments(2)	(198)	(61)	(259)
Balance at December 31, 2008	79	1,229	1,308
Costs accrued(1) (unaudited)	—	7	7
Cash payments(2) (unaudited)	(68)	(301)	(369)
Accrual releases(1) (unaudited)	—	(185)	(185)
Non-cash charges (unaudited)	(11)	—	(11)
Balance at September 30, 2009 (unaudited)	$—	$750	$750

(1)     Recorded to goodwill and included as a component of the aggregate purchase price of the Mercado acquisition.

(2)     Included as a component of the aggregate purchase price of the Mercado acquisition. Amounts primarily relate to an increase in expected sublease income from excess facilities.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the allocation of the aggregate purchase price for Mercado and the estimated useful lives for the acquired intangible assets (in thousands):

Current assets	$2,564
Property and equipment	580
Other assets	227
Acquired intangibles:
Existing technology (five-year estimated useful life)	3,900
Patents and core technology (five-year estimated useful life)	1,100
Service agreements and related customer relationships (three-year estimated useful life)	400
Customer relationships (six-year estimated useful life)	600
Goodwill	6,471
Total assets acquired	15,842
Current liabilities	6,397
Long-term liabilities	973
Total liabilities assumed	7,370
Net assets acquired	$8,472

Except for deferred revenues and certain fixed assets, the Mercado tangible assets and liabilities assumed by Omniture were valued at their respective carrying amounts at the acquisition date, as the Company believes these amounts approximated their current fair value. Deferred revenues were reduced to their estimated fair value, which represented an amount equivalent to the estimated costs of fulfilling the remaining contractual obligations associated with these deferred revenues. In total, the Mercado acquired intangible assets had a weighted-average estimated useful life of 5.0 years. The amount recorded as goodwill is deductible for income tax purposes.

Pro Forma Information

The following unaudited pro forma information presents the consolidated results of operations of the Company, Visual Sciences and Mercado as if these acquisitions had occurred on January 1, 2008 (in thousands, except per share data):

	Year Ended December 31,	Nine Months Ended June 30,
	2008	2008	2009
		(unaudited)
Revenues	$307,786	$233,887	$263,711
Loss from operations	(56,274)	(48,448)	(16,617)
Net loss	(59,601)	(50,937)	(20,450)
Net loss per share, basic and diluted	$(0.83)	$(0.71)	$(0.27)

3. Fair Value Measurements

As of January 1, 2008, the Company adopted new accounting standards for fair value measurements. Under these standards, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the new accounting standards establish a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following tables summarize the financial instruments of the Company and the valuation approach applied to each class of security at December 31, 2008 and September 30, 2009 (in thousands):

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents:
Money market funds	$2,081	$—	$—	$2,081
U.S. Treasury Bills	20,000	—	—	20,000
Corporate debt securities	—	4,997	—	4,997
Short-term investments:
U.S. Treasury Bills	5,000	—	—	5,000
Corporate debt securities	—	4,997	—	4,997
Long-term investments:
Auction rate securities	—	—	18,136	18,136
Total assets	$27,081	$9,994	$18,136	$55,211
Liabilities:
Foreign currency forward contracts	$—	$716	$—	$716
Total liabilities	$—	$716	$—	$716

	Fair Value Measurements at September 30, 2009 Using
	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(unaudited)
Cash equivalents:
Money market funds	$32,444	$—	$—	$32,444
U.S. Treasury Bills	5,000	—	—	5,000
Short-term investments:
U.S. Treasury Bills	34,990	—	—	34,990
Long-term investments:
Auction rate securities	—	—	13,908	13,908
	$72,434	$—	$13,908	$86,342
Liabilities:
Foreign currency forward contracts	$—	$421	$—	$421
Total liabilities	$—	$421	$—	$421

The following table is a reconciliation of financial assets measured at fair value using significant unobservable inputs (Level 3) during the year ended December 31, 2008, and the nine months ended September 30, 2009 (in thousands):

Auction Rate Securities
Beginning balance at January 1, 2008	$—
Transfers to Level 3	21,500
Unrealized losses included in other comprehensive loss	(3,364)
Beginning balance at December 31, 2008	$18,136
Transfers to Level 2 (unaudited)	(4,228)
Ending balance at September 30, 2009 (unaudited)	$13,908
Total unrealized losses for the period included in other comprehensive loss attributable to the change in fair value relating to assets still held at December 31, 2008	(3,364)
Total unrealized losses for the period included in other comprehensive loss attributable to the change in fair value relating to assets still held at September 30, 2009 (unaudited)	$—

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2008 and September 30, 2009, the Company held AAA-rated auction rate securities with a total estimated fair value of $18,136,000 and $13,908,000, respectively. Auction rate securities are collateralized long-term debt instruments that are intended to provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined intervals, typically every 7 to 35 days. Beginning in February 2008, auctions failed for the Company’s holdings because sell orders exceeded buy orders. The funds associated with these failed auctions will not be accessible until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process or the security matures. The underlying assets of the auction rate securities the Company holds, including the securities for which auctions have failed, are student loans which are guaranteed by the U.S. government under the Federal Education Loan Program. The Company does not believe the carrying values of these auction rate securities are permanently impaired and believes the positions will be liquidated without any significant loss.

During the nine months ended September 30, 2009, the Company increased the fair value of certain auction rate securities from $4,228,000 to their par value of $5,100,000, resulting in an unrealized gain of $872,000.  The Company also reclassified the $5,100,000 fair value of these auction rate securities from long-term investments to short-term investments as these securities were redeemed at their par value.

Due to the lack of actively traded market data, the valuation of the auction rate securities classified as long-term investments was based on Level 3 unobservable inputs. These inputs include management’s assumptions of pricing by market participants, including assumptions about risk. The Company used an internally developed model of the expected future cash flows related to the securities over a projected ten year period, which is reflective of the length of time the Company anticipates it could take the securities to become liquid.

As a result of the estimated fair value, the Company has determined a temporary impairment in the valuation of these securities of $3,364,000 and $2,492,000 and has recorded an unrealized loss on these securities which is included as a component of accumulated other comprehensive loss within stockholders’ equity on the Company’s balance sheets at December 31, 2008 and September 30, 2009, respectively. Due to the uncertainty related to the liquidity in the auction rate securities market and the Company’s determination at December 31, 2008 and September 30, 2009, that it intends to hold these investments until the anticipated recovery in market value occurs, the Company has classified these auction rate securities as long-term assets on the consolidated balance sheet.

4. Balance Sheet Accounts

Cash, Cash Equivalents and Investments

Cash, cash equivalents and investments were as follows (in thousands):

	December 31, 2008
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Cash and cash equivalents:
Cash	$39,942	$—	$—	$39,942
Money market funds	2,081	—	—	2,081
U.S. Government securities	20,000	—	—	20,000
Corporate debt securities	4,997	—	—	4,997
Total cash and cash equivalents	$67,020	$—	$—	$67,020
Short-term investments:
U.S. Government securities	$4,996	$4	$—	$5,000
Corporate debt securities	4,997	—	—	4,997
Total short-term investments	$9,993	$4	$—	$9,997
Long-term investments:
Auction rate securities	$21,500	$—	$(3,364)	$18,136
Total long-term investments	$21,500	$—	$(3,364)	$18,136

	September 30, 2009
	Amortized	Unrealized		Estimated
	Cost	Gains	Unrealized Losses	Fair Value
	(unaudited)
Cash and cash equivalents:
Cash	$58,918	$—	$—	$58,918
Money market funds	32,444	—	—	32,444
U.S. Government securities	5,000	—	—	5,000
Total cash and cash equivalents	$96,362	$—	$—	$96,362
Short-term investments:
U.S. Government securities	$34,979	$11	$—	$34,990
Total short-term investments	$34,979	$11	$—	$34,990
Long-term investments:
Auction rate securities	$16,400	$—	$(2,492)	$13,908
Total long-term investments	$16,400	$—	$(2,492)	$13,908

Unrealized gains and losses on available-for-sale securities are reported as a component of stockholders’ equity in the consolidated balance sheets.  The auction rate securities noted in the above table have been in a continuous unrealized loss position for greater than 12 months as of September 30, 2009.  Proceeds from the sales of available-for-sale securities were $36,970,000 during the year ended December 31, 2008, and $36,970,000 and $5,100,000 during the nine months ended September 30, 2008 and 2009, respectively.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Gross realized gains and losses on available-for-sale securities were as follows (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Gross realized gains	$48	$48	$—
Gross realized losses	(3)	(3)	—

At December 31, 2008 and September 30, 2009, the estimated fair value of available-for-sale securities by contractual maturity was as follows (in thousands):

	December 31, 2008	September 30, 2009
		(unaudited)
Due in less than one year	$37,075	$72,434
Due in 1 to 5 years	—	—
Due in 5 to 10 years	—	—
Due in greater than 10 years	18,136	13,908
	$55,211	$86,342

Securities with contractual maturities in the above table due in greater than 10 years are auction rate securities, which the Company has classified as long-term investments in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,	September 30,
	2008	2009
		(unaudited)
Computers, equipment and software	$112,763	$126,669
Furniture and fixtures	3,659	4,326
Leasehold improvements	5,713	7,358
	122,135	138,353
Less: Accumulated depreciation and amortization	(60,653)	(81,684)
	$61,482	$56,669

Depreciation expense (including amortization of leasehold improvements and assets under capital leases) was $25,776,000, $18,524,000 and $21,096,000 for the year ended December 31, 2008 and nine months ended September 30, 2008 and 2009, respectively.

Goodwill

The changes in the carrying amount of goodwill during the year ended December 31, 2008 and nine months ended September 30, 2009, were as follows (in thousands):

Balance at December 31, 2007	$94,960
Goodwill acquired related to 2008 acquisitions	327,713
Adjustments related to 2007 acquisitions	4,892
Balance at December 31, 2008	427,565
Adjustments to goodwill related to 2008 acquisitions (unaudited)	(698)
Balance at September 30, 2009 (unaudited)	$426,867

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

For purposes of its goodwill impairment test performed at October 1, 2008, the Company primarily relied upon the market valuation approach, which utilizes the market value per share of the Company’s publicly traded common stock, plus a control premium, multiplied by the total number of the Company’s common shares issued and outstanding.  This market value is compared to the Company’s net equity as of the impairment test date. A control premium is an amount that a buyer is usually willing to pay over the current market price of a publicly traded company. In light of the reduction in the price per share of its common stock subsequent to October 1, 2008, the Company updated its goodwill impairment test at December 31, 2008, and determined there was no impairment at that date.

Intangible assets consisted of the following (in thousands):

	December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Purchased technology	$66,100	$17,972	$48,128
Customer contracts and related relationships	82,400	12,009	70,391
Patent licenses	19,185	5,822	13,363
Maintenance agreements	6,100	798	5,302
Other	1,617	1,321	296
Non-compete agreements	600	575	25
	$176,002	$38,497	$137,505

	September 30, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(unaudited)
Purchased technology	$66,100	$30,886	$35,214
Customer contracts and related relationships	82,400	20,756	61,644
Patent licenses	19,185	8,055	11,130
Maintenance agreements	6,100	1,471	4,629
Other	1,617	1,563	54
Non-compete agreements	600	600	—
	$176,002	$63,331	$112,671

The Company is amortizing its intangible assets on a straight-line basis over a period of two to eight years. The weighted-average remaining amortization period of all intangible assets was 5.2 years and 4.6 years at December 31, 2008 and September 30, 2009, respectively. Amortization expense related to intangible assets was $30,800,000, $22,816,000 and $24,229,000 during the year ended December 31, 2008 and nine months ended September 30, 2008 and 2009, respectively. The Company expects to recognize amortization expense on intangible assets at December 31, 2008 as follows (in thousands):

Year Ending December 31,
2009	$32,603
2010	26,125
2011	25,493
2012	22,044
2013	16,685
Thereafter	14,555
$137,505

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

At September 30, 2009, the Company expects to recognize amortization expense on intangible assets as follows (in thousands):

(unaudited)
Remaining three months in 2009	$8,259
2010	26,024
2011	25,446
2012	22,151
2013	16,573
Thereafter	14,218
$112,671

Accrued and Other Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,	September 30,
	2008	2009
		(unaudited)
Accrued bonuses and commissions	$10,435	$7,106
Other accrued liabilities	30,744	33,305
	$41,179	$40,411

Other liabilities consisted of the following (in thousands):

	December 31,	September 30,
	2008	2009
		(unaudited)
Deferred tax liabilities	$4,794	$4,726
Other liabilities	3,673	2,820
	$8,467	$7,546

Notes Payable

Notes payable consisted of the following (in thousands):

	Interest Rate	Final Maturity Date	December 31, 2008	September 30, 2009
				(unaudited)
Term loan	variable rate	Dec. 2012	$15,000	$14,250
Bank note payable	9.07	Apr. 2010	133	70
Other notes payable	variable rate	May 2009	12	—
			15,145	14,320
Less: current portion			(1,617)	(1,945)
Notes payable, excluding current portion			$13,528	$12,375

In December 2008, the Company entered into a credit agreement (the “Credit Agreement”), that provides for a secured revolving credit facility in an amount of up to $35,000,000 that is subject to a borrowing base formula and a secured term loan in an amount of $15,000,000. The revolving credit facility has sub limits for certain cash management services, interest rate and foreign exchange hedging arrangements, and for the issuance of letters of credit in a face amount up to $7,500,000. The Credit Agreement is secured by substantially all the assets owned by Omniture, Inc. and its U.S. subsidiaries, including intellectual property.

Letters of credit in the aggregate face amount of approximately $1,808,000 and $1,346,000 were outstanding under the revolving credit facility at December 31, 2008 and September 30, 2009, respectfully.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

At the option of the Company, revolving loans and the term loan accrue interest at a per annum rate based on, either (1) the base rate plus a margin of 3.00%; or (2) the London Interbank Offered Rate (“LIBOR”) plus a margin equal to 3.00%, but in no event less than 5.5%, in each case for interest periods of one, two or three months. The base rate is defined as the greatest of (i) 3.50% per annum, (ii) the federal funds rate plus a margin equal to 0.50% and (iii) the lender’s prime rate. The Company is also obligated to pay other customary closing fees, servicing fees, letter of credit fees and unused line fees for a credit facility of this size and type. At December 31, 2008 and September 30, 2009, the Company had $15,000,000 and $14,250,000 outstanding under the term loan which accrued interest at a weighted-average variable rate of 6.5% and 5.53%, respectively. The total amount available for borrowing under the Credit Facility at December 31, 2008 and September 30, 2009 was $33,654,059.

Revolving loans may be borrowed, repaid and reborrowed until December 24, 2012, at which time all amounts outstanding must be repaid. The term loan will be repaid in quarterly principal payments in an amount equal to $375,000, with the remaining outstanding principal balance and all accrued and unpaid interest due on December 24, 2012. Accrued interest on the revolving loans and term loans will be paid monthly, or with respect to revolving loans and term loans that are accruing interest based on the LIBOR rate, then at the end of the applicable LIBOR interest rate period, which is typically 90 days.

The revolving loans and term loans are subject to mandatory prepayments in the event that certain borrowing formulas are not maintained. In addition, the term loan is subject to certain mandatory prepayments under certain circumstances, including in connection with the receipt of net proceeds from certain asset sales, casualty events, tax refunds, the incurrence of certain types of indebtedness and the issuance of certain equity securities. In the event that the revolving credit facility commitment is terminated by the Company, in whole or part, prior to its maturity date, then, under certain circumstances, a prepayment fee will be due in an amount up to 2.00% of the reduced commitment amount. In the event that the term loan is prepaid, then a prepayment fee will be due in an amount up to 2.00% of the principal amount prepaid.

The aggregate maturities of notes payable at December 31, 2008 were as follows (in thousands):

Year Ending December 31,
2009	$1,617
2010	1,528
2011	1,500
2012	10,500
2013	—
$15,145

The aggregate maturities of notes payable at September 30, 2009 were as follows (in thousands):

Year Ending December 31,	(unaudited)
2009	$790
2010	1,530
2011	1,500
2012	10,500
2013	—
$14,320

5. Derivative Financial Instruments

On January 1, 2009, the Company adopted accounting standards related to disclosures for derivative instruments and hedging activities. Additional disclosures are required under these standards regarding the objectives of derivative instruments and hedging activities, the method of accounting for such instruments under existing authoritative guidance, and a tabular disclosure of the effects of such instruments and related hedged items on financial position, financial performance, and cash flows.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Foreign Currency Forward Contracts

During the nine months ended September 30, 2009, the Company entered into foreign currency forward contracts to limit net foreign currency transaction gains and losses primarily related to cash and accounts receivable balances denominated in certain foreign currencies. The Company typically enters into new contracts at the end of each month. As of September 30, 2009, the Company had the following outstanding foreign currency forward contracts (in thousands):

Notional amount
(unaudited)
Euro (EUR)	$9,137
British pound (GBP)	7,280
Japanese yen (JPY)	2,938
Australian dollar (AUD)	2,261
Danish kroner (DKK)	1,033
Swedish krona (SEK)	297
$22,946

During the nine months ended September 30, 2009, the Company recognized $2,967,000 in net realized losses and $421,000 in net unrealized losses associated with these forward contracts.  These forward contracts were not designated as accounting hedges as defined by GAAP; therefore, unrealized gains and losses are recorded as other expense, net in the consolidated statements of operations.  The effect on the consolidated financial statements from foreign exchange contracts not designated as hedging instruments was as follows (in thousands):

		Nine Months Ended September 30, 2009
	Classification	Gain (loss), net
	(unaudited)
Foreign currency forward contracts	Other expense, net	$(2,672)

The gross estimated fair value of all derivative instruments and their classification in the consolidated balance sheet are shown as follows (in thousands):

	September 30, 2009
	Classification	Fair Value
	(unaudited)
Foreign currency forward contracts	Accrued liabilities	$421

6. Income Taxes

The domestic and foreign components of loss before income taxes were as follows (in thousands):

Year Ended December 31,
2008
Domestic	$(41,695)
Foreign	(1,908)
$(43,603)

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The provisions for income taxes were as follows (in thousands):

Year Ended December 31,
2008
Federal	$406
State	626
Foreign	131
$1,163

A reconciliation of income taxes at the statutory federal income tax rate to the provision for income taxes included in the accompanying consolidated statements of operations is as follows (in thousands):

Year Ended December 31,
2008
Tax benefit at U.S statutory rates	$(14,825)
State benefit, net of federal tax effect	(524)
Alternative minimum taxes	406
Foreign taxes	131
Stock-based compensation	3,857
Meals and entertainment	325
Tax credits	(847)
Change in valuation allowance	12,640
Provision for income taxes	$1,163

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

December 31,
2008
Deferred tax assets:
Accruals and allowances	$7,307
Depreciation and amortization	3,333
Stock-based compensation	7,371
Deferred revenues	3,745
Tax credits	3,551
Net operating losses	27,110
Total deferred tax assets	52,417
Valuation allowance	(17,270)
Net deferred tax assets	35,147
Deferred tax liabilities:
Acquired intangible assets	(35,735)
Depreciation and amortization	—
Deferred tax liabilities, net	$(588)

Realization of the deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Due to these uncertainties, management does not believe it is more likely than not that the full amount of deferred tax assets will be realized. Accordingly, net deferred tax assets of $17,270,000 at December 31, 2008, representing the portion of deferred tax assets the Company does not expect to fully realize have been offset by valuation allowances. The valuation allowance decreased by $14,849,000 for the year ended December 31, 2008, which was primarily due to non-tax deductible intangible assets from the acquisition of Visual Sciences.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company’s adoption of accounting standards related to accounting for uncertainty in income taxes on January 1, 2007 did not have a material impact on its financial statements. The Company adopted the accounting policy that interest and penalties are classified as a component of interest expense. At December 31, 2008, the Company had an accrued unrecognized tax benefit as follows (in thousands):

Balance at December 31, 2007	$1,100
Additions based on tax positions related to the current year	—
Reductions based on tax positions related to the current year	—
Additions for tax positions of prior years	747
Reductions for tax positions of prior years	(115)
Settlements	—
Balance at December 31, 2008	$1,732

The unrecognized tax benefit relates to the acquisition of Visual Sciences and certain research tax credits. The Company has not incurred a material amount of interest or penalties through December 31, 2008. The Company does not anticipate any significant change within 12 months of this reporting date of its uncertain tax positions, and does not anticipate any events which could cause a change to these uncertainties. Any future adjustments to the unrecognized tax benefit will have no impact on the Company’s effective tax rate due to the valuation allowance which fully offsets these tax benefits. The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. There are no ongoing examinations by taxing authorities at this time. The Company’s various tax years starting with 2004 to 2008 remain open in various taxing jurisdictions.

At September 30, 2009, the Company had approximately $1,520,000 in unrecognized tax benefits under FIN 48, which relate to the acquisition of Visual Sciences and certain research tax credits.  Any interest and penalties incurred on the settlement of outstanding tax positions are recorded as a component of interest expense. The Company does not foresee material changes to its gross FIN 48 liability within the next twelve months.

At December 31, 2008, the Company had net operating loss carryforwards for federal income tax purposes of approximately $102,900,000, of which $44,900,000 related to stock option deductions associated with equity benefits, and $2,000,000 related to goodwill.  The Company also has federal research and development credits of approximately $2,537,000. The federal net operating losses and tax credits begin to expire in 2020. At December 31, 2008, the Company also had state net operating loss carryforwards of approximately $71,900,000, of which $33,900,000 related to stock option deductions associated with equity benefits and $2,000,000 related to goodwill. The state net operating losses begin to expire in 2015. The Company had state research and development credits of approximately $954,000 at December 31, 2008, which will begin to expire in 2014.

Utilization of the Company’s net operating loss and tax credit carryforwards are subject to annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. These annual limitations will result in the expiration of a portion of the net operating loss and credit carryforwards before they are fully utilized. At December 31, 2008, the Company also had approximately $25,030,000, respectively, in net operating loss carryforwards in the United Kingdom, part or all of which may not be available to reduce the Company’s future taxable income in the United Kingdom should there be a change in the nature or conduct of the Company’s business in the United Kingdom within the three years subsequent to the date of our acquisition of Touch Clarity.

The Company paid income taxes of $317,000 during the year ended December 31, 2008.

At the end of each interim period, the Company estimates the annual effective tax rate and applies that to its ordinary year-to-date income or loss. In addition, the effect of changes in enacted tax laws, rates or other discrete items affecting the Company’s effective tax rate are recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment, including, but not limited to, the expected operating income or loss for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent and temporary differences between book and tax amounts and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the Company’s provision for income taxes may change as new events occur, additional information becomes available or as the tax environment changes.

The Company’s effective income tax rate for the twelve months ended December 31, 2008, was a tax provision of approximately 3%, compared to tax benefits of approximately 3% and 7% for nine months ended September 30, 2008 and 2009, which were primarily due to a reduction in deferred tax liabilities related to the Visual Sciences acquisition. As of September 30, 2009, the Company estimated its annual effective tax rate for the year ended December 31, 2009, to be a tax provision of approximately 10%, excluding certain one-time discrete items.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

7.    Preferred Stock

The Company’s Board of Directors has the authority, without further action by stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. The Company’s Board of Directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. At December 31, 2008 and September 30, 2009, no shares of preferred stock were outstanding.

8. Stockholders’ Equity

WPP Common Stock Purchase Agreement

On January 27, 2009, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with WPP Luxembourg Gamma Three Sarl (“WPP”) and WPP Group USA, Inc. (“WPP USA”), pursuant to which the Company issued to WPP a total of 2,852,578 unregistered shares of its common stock, at a cash purchase price equal to $8.76 per share, which price was equal to the arithmetic average of the closing prices of the Company’s common stock for the five consecutive trading days ending on January 26, 2009, for aggregate consideration of $25,000,000.  In addition, WPP, WPP USA and any of their respective affiliates are bound by certain standstill and market standoff provisions for a period of eighteen months, which restrict their ability to liquidate any portion of their common stock holdings during that period of time.

Warrants

Concurrent with the execution of the Purchase Agreement, the Company and WPP USA also entered into an Enterprise Channel Partner Agreement (the “Enterprise Agreement”), which specifies the terms under which WPP will resell and market the Company’s online business optimization services.  In the event WPP USA achieves certain performance milestones under the Enterprise Agreement, the Company will issue to WPP a warrant (the “Warrant”) to purchase a number of shares of the Company’s common stock to be determined by dividing an amount ranging from $0 to $10,000,000, with the exact amount to be based on WPP USA’s achievement of certain performance milestones under the Enterprise Agreement, by the exercise price per share of the Warrant. The exercise price of the Warrant equals the arithmetic average of the daily volume weighted-average prices of the Company’s common stock for the five consecutive trading days immediately prior to April 15, 2010.

The Enterprise Agreement contemplates that if the performance milestones are met, the Warrant will be issued on or around April 15, 2010, and will be subject to periodic vesting over a period of 21 months following its issuance, so long as the Enterprise Agreement remains in effect, subject to certain exceptions.  Through September 30, 2009, the Company did not record any expense associated with the Warrant because management does not believe the recognition criteria for recording an expense under applicable accounting guidance has yet been met.  At each balance sheet date, the Company will reassess the likelihood of WPP achieving the performance milestones.  If the Company determines at that time that it is likely the milestones will be achieved, the fair value of the warrant will be amortized as a reduction to revenues over the period the warrant is earned beginning on the date of the Enterprise Agreement.

During 2002, the Company entered into a settlement agreement related to outstanding notes payable that required the Company to issue warrants to purchase 245,495 shares of the Company’s common stock. The warrants became exercisable on March 31, 2004. The fair value of the warrants of $14,730 was calculated using the Black-Scholes-Merton valuation method with the following assumptions: risk-free interest rate of 5.02%; expected volatility of 0.7%; no dividend yield; and an expected life of the warrants of ten years. The warrants have an exercise price of $0.40 per share and expire on February 26, 2012. At December 31, 2008 and September 30, 2009, these warrants to purchase 245,495 shares of the Company’s common stock were outstanding.

Equity Incentive Plans

In connection with the acquisition of Offermatica, the Company’s Board of Directors adopted the Omniture, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) and in connection with the acquisition of Visual Sciences, the Company’s Board of Directors adopted the Omniture, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). The 2007 Plan and the 2008 Plan provide for the grant of nonstatutory stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights and performance shares to the Company’s employees, consultants and directors who were not employed or providing services to the Company at the time of the consummation of the related acquisition.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

In connection with the acquisition of Visual Sciences, the Company also assumed the WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan, the WebSideStory, Inc. 2004 Equity Incentive Award Plan, the WebSideStory, Inc. Amended and Restated 2000 Equity Incentive Plan and the Avivo Corporation 1999 Equity Incentive Plan. The Company assumed all outstanding stock options and unvested RSAs granted under these plans. These outstanding options and RSAs will continue to be subject to the original terms and conditions in existence immediately prior to the closing of the acquisition, except that the number of shares and relative exercise prices were adjusted pursuant to the option exchange ratio provided for in the Visual Sciences merger agreement. These options typically vest in equal monthly installments over a one-to-four year period from the date of grant of the original option and expire seven or ten years from the original grant date. The RSAs generally vest in equal annual installments over a four-year period. The Company will not grant additional stock options or RSAs under these assumed plans.

In connection with the closing of the acquisition of Touch Clarity, the Company assumed the Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002 (the “Touch Clarity UK Plan”) and the Touch Clarity Limited 2006 U.S. Plan (the “Touch Clarity U.S. Plan”). Holders of outstanding stock options to purchase Touch Clarity common stock received Replacement Options to purchase a total of 746,234 shares of Omniture common stock. The Replacement Options will continue to be subject to the terms and conditions applicable to the Touch Clarity options in existence immediately prior to the closing of the acquisition, except that the number of shares subject to options and relative exercise prices were adjusted pursuant to the option exchange ratio provided for in the purchase agreement. These options typically vest in equal monthly installments over a one-to-four year period from the date of grant of the original option and expire ten years from the original grant date. The Company will not grant additional stock options under these substituted plans.

In August 1999, the Company adopted the 1999 Equity Incentive Plan (the “1999 Plan”). The 1999 Plan allows grants of incentive and nonqualified options. Grants of incentive options must be at a price that is not less than the fair market value of the underlying common stock on the date of grant. The option prices are determined by the Company’s Board of Directors. Generally, the options expire ten years from the date of grant and vest over a four-year period.

The 1999 Plan allows option holders to exercise unvested stock options at any time; however, upon termination of employment, the Company has the right to repurchase any unvested shares of common stock at the original exercise price. The Company’s right of repurchase lapses as the shares vest. The consideration received from exercises of unvested stock options is recorded as a liability and is reclassified into equity as the awards vest. For purposes of determining the weighted-average common shares outstanding used in the calculation of basic and diluted net loss per share, shares issued upon the exercise of unvested stock options are not considered outstanding shares of common stock until these awards vest. During the year ended December 31, 2008 and nine months ended September 30, 2008 and 2009, 331,709, 10,240 and 37,500, respectively, shares of common stock subject to repurchase became vested. At December 31, 2008, this liability was approximately $53,000 relating to 37,500 unvested shares of common stock subject to repurchase.  At September 30, 2009, there were no shares subject to repurchase.

The Company’s Board of Directors adopted the 2006 Equity Incentive Plan (the “2006 Plan”) in March 2006 and the Company’s stockholders approved the plan in June 2006. The 2006 Plan provides for the grant of incentive stock options to employees and subsidiary corporations’ employees, and for the grant of nonqualified stock options, restricted stock, RSUs, stock appreciation rights and performance shares to the Company’s employees, directors and consultants and subsidiary corporations’ employees and consultants.

The 2006 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each year equal to the lesser of

•                  5% of the outstanding shares of the Company’s common stock on the last day of the preceding year; and

•                  60,000,000 shares.

On January 1, 2008, the number of authorized shares of common stock available for issuance under the 2006 Plan was increased by 3,043,344 in accordance with the provisions of the 2006 Plan with respect to annual increases of the number of shares of common stock available for issuance under the 2006 Plan.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

On January 1, 2009, the number of authorized shares of common stock available for issuance under the Omniture, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) was increased by 3,648,724 in accordance with the provisions of the 2006 Plan with respect to annual increases of the number of shares of common stock available for issuance under the 2006 Plan. At December 31, 2008 and September 30, 2009, a total of 1,249,064 and 2,964,569 shares of common stock were available for grant under the Company’s equity incentive plans, respectively.

Employee Stock Purchase Plan

The Company’s Board of Directors adopted the 2006 Employee Stock Purchase Plan (the “2006 ESPP”) in March 2006 and the Company’s stockholders approved the plan in June 2006. The 2006 ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, and provides for consecutive, non-overlapping six-month offering periods. At the end of each six-month offering period, qualified employees are entitled to purchase shares of the Company’s common stock at 95% of the fair market value of the common stock at the exercise date, which is the first trading date on or after February 15 and August 15 of each year. During the year ended December 31, 2008, and the nine months ended September 30, 2009, the Company issued 17,071 and 36,927 shares of common stock under the 2006 ESPP, respectively. At December 31, 2008 and September 30, 2009, a total of 1,563,622 and 1,526,695 shares of common stock were reserved for future issuance under this plan, respectively.

The 2006 ESPP provides for annual increases in the number of shares available for issuance on the first day of each year equal to the lesser of

•                  1% of the outstanding shares of the Company’s common stock on the first day of the year;

•                  12,000,000 shares; and

•                  such other amount as may be determined by the Company’s Board of Directors or a committee thereof

Stock Options

The Company estimates the fair value of stock option awards granted using the Black-Scholes-Merton option-pricing formula and a single option award approach. The Company amortizes the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period.

The expected option term for options granted through December 31, 2007, was calculated using the simplified method. The simplified method defines the expected term as the average of the contractual term and the vesting period. Effective January 1, 2008, the Company no longer uses the simplified method and instead derives its expected term from an analysis of its historical exercise data combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period. As a result of this change in estimate, the Company’s net loss per share decreased by $0.01 for the year ended December 31, 2008. The Company’s loss from operations, loss before income taxes and net loss for the year ended December 31, 2008, were each lower than they would have been using the previous assumptions by approximately $1,040,000. The total estimated fair value of stock options granted during the year ended December 31, 2008, was approximately $8,310,000 or 25% lower than if the Company had continued to use the simplified method.

Estimated volatility for options granted through December 31, 2007 was derived solely from historical volatility of similar entities whose share prices were publicly available. Effective January 1, 2008, the Company changed its methodology for estimating its volatility and now uses a weighted-average volatility based on 50% of the Company’s actual historical volatility since its initial public offering in 2006 and 50% of the average historical stock volatilities of similar entities.

The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The Company used historical data to estimate the number of future stock option forfeitures.

During the year ended December 31, 2008, the Company recorded compensation expense related to these stock option awards totaling $23,277,000, and $17,639,000 and $15,520,000 and the nine months ended September 30, 2008 and 2009, respectively.  At December 31, 2008, there was $54,307,000 of total unrecognized compensation cost related to these unvested stock option awards. This unrecognized compensation cost is equal to the fair value of awards expected to vest and will be recognized over a weighted-average period of 2.6 years. At September 30, 2009, there was $47,573,000 of total unrecognized compensation cost that will be recognized over a weighted-average period of 3.2 years.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The fair value of stock option awards granted during the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, was estimated at the date of grant using the Black-Scholes-Merton valuation method with the following assumptions:

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Expected volatility	52%-53%	52%-53%	60%
Expected term (in years)	3.8	3.8	4.8
Risk-free interest rate	1.3%-3.2%	2.1%-3.2%	1.7%-2.5%
Expected dividends	—	—	—

Stock Option Exchange

On June 15, 2009, the Company completed a stock option exchange program (the “Exchange Offer”). Pursuant to the Exchange Offer, eligible employees tendered, and the Company accepted for cancellation, eligible options to purchase 4,388,243 shares of the Company’s common stock from 410 participants, representing approximately 66% of the total shares of common stock underlying options eligible for exchange in the Exchange Offer.

On June 15, 2009, the Company granted new options to eligible employees to purchase 3,109,238 shares of common stock in exchange for the cancellation of the tendered eligible options. The exercise price per share of the new options granted in the Exchange Offer was $12.99, the closing price of the Company’s common stock on June 15, 2009.  For all employees other than executive officers, the new options will vest monthly beginning on June 15, 2009, over a period ranging from 36 to 48 months, and have expiration dates of 5 years from June 15, 2009. The new options issues to executive officers will vest monthly beginning on June 15, 2009, over a period ranging from 48 to 60 months, and have expiration dates of 7 years from June 15, 2009.

The Company will not record additional compensation cost related to the exchange as the estimated fair value of the new options did not exceed the fair value of the exchanged stock options calculated immediately prior to the exchange. The Company will recognize the remaining unamortized compensation cost related to the exchanged options over the vesting period of the new options. At September 30, 2009, there was $25,227,000 of total unrecognized compensation cost related to these new options.  This unrecognized compensation cost is equal to the fair value of the new options expected to vest and will be recognized over a weighted-average period of 3.7 years.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Stock Option Activity

The following table summarizes stock option activity under the Company’s equity incentive plans for the year ended December 31, 2008, and nine months ended September 30, 2009:

	Number of Shares Subject to Outstanding Equity Awards	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value(4)
				(in thousands)
Outstanding at December 31, 2007	10,130,803	$10.51
Granted	3,769,465	21.59
Substituted in connection with the acquisition of Visual Sciences	1,749,500	23.91
Exercised	(1,782,853)	6.39
Canceled	(1,657,805)	22.67
Outstanding at December 31, 2008	12,209,110	14.80	7.7	$29,252
Granted(1) (unaudited)	5,032,367	12.67
Exercised (unaudited)	(1,257,020)	2.30
Canceled(2) (unaudited)	(4,902,990)	21.71
Outstanding at September 30, 2009 (unaudited)	11,081,467	11.56	6.9	$107,469
Vested and expected to vest at September 30, 2009(3) (unaudited)	8,895,486	13.90	7.1	71,975
Exercisable at September 30, 2009 (unaudited)	4,392,719	11.48	6.4	$47,619

(1)	Includes 3,109,238 shares granted in connection with the Exchange Offer on June 15, 2009.
(2)	Includes 4,388,243 shares cancelled in connection with the Exchange Offer on June 15, 2009.
(3)	Includes only stock option awards granted on or after January 1, 2006 and stock options assumed or substituted in connection with business acquisitions.
(4)

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of the Company’s common stock at September 30, 2009.

Additional information related to stock option activity under the Company’s equity incentive plans during the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, was as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2008		2008		2009
			(unaudited)
Weighted-average, grant-date fair value of stock options granted	$9.91	(1)	$10.38	(1)	$6.22	(4)
Weighted-average exercise price of stock options granted	22.33	(1)	23.33	(1)	12.67
Aggregate intrinsic value of stock options exercised (in thousands)(2)	41,136		40,043		16,331
Weighted-average, grant-date fair value of stock options forfeited(3)	$11.17		$11.28		$10.52
Number of stock options forfeited(3)	1,132,319		1,035,855		4,798,287

(1)	Includes the stock options assumed in connection with the acquisition of Visual Sciences that had a weighted-average fair value of $11.93 and a weighted-average exercise price of $23.91.
(2)	The aggregate intrinsic value of stock option awards exercised is measured as the difference between the exercise price and the market price of the Company’s common stock at the date of exercise.
(3)	Includes only stock options granted on or after January 1, 2006 and stock options assumed or substituted in connection with business acquisitions.
(4)	Excludes 3,109,238 shares granted in connection with the Exchange Offer on June 15, 2009.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Deferred Stock-based Compensation

Prior to January 1, 2006, the Company recorded deferred stock-based compensation in the amount by which the exercise price of a stock option was less than the deemed fair value of the Company’s common stock at the date of grant. The Company recorded stock-based compensation expense related to these stock options of $804,000, $602,000 and $350,000 for the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, respectively. At December 31, 2008, $366,000 of deferred stock-based compensation remained on the accompanying consolidated balance sheet.  At September 30, 2009, $10,000 of deferred stock-based compensation remained on the accompanying consolidated balance sheet.

Restricted Stock Units and Restricted Stock Awards

The following table summarizes activity during the year ended December 31, 2008, and nine months ended September 30, 2009 related to restricted stock units (“RSUs”) and restricted stock awards (“RSAs”):

	Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested RSUs at December 31, 2007	225,000	$33.29
Granted	935,724	23.76
Unvested RSAs assumed in Visual Sciences Acquisition	118,478	24.09
Vested	(124,912)	30.28
Forfeited	(169,293)	27.92
Unvested RSUs and RSAs at December 31, 2008	984,997	$24.44
Granted (unaudited)	2,064,151	13.09
Vested (unaudited)	(330,169)	24.65
Forfeited (unaudited)	(103,323)	22.48
Unvested RSUs and RSAs at September 30, 2009 (unaudited)	2,615,656	15.53

During the year ended December 31, 2008, the Company recorded stock-based compensation expense related to RSUs and RSAs of $8,506,000, and $6,862,000 and $5,880,000 for the nine months ended September 30, 2008 and 2009, respectively.  The total fair value of shares vested during the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009, related to RSUs and RSAs was $3,783,000, $3,534,000 and $8,138,000, respectively. At December 31, 2008, there was $19,914,000 of total unrecognized compensation cost related to unvested RSUs and RSAs. This unrecognized compensation cost is equal to the fair value of RSUs and RSAs expected to vest and will be recognized over a weighted-average period of 3.1 years. At September 30, 2009, there was $39,100,000 of total unrecognized compensation cost related to unvested RSUs and RSAs. This unrecognized compensation cost is equal to the fair value of RSUs and RSAs expected to vest and will be recognized over a weighted-average period of 3.3 years.

Repurchases of Vested Restricted Stock

The Company’s equity incentive plans provide that employees can elect to forfeit vested shares of restricted stock to pay for the minimum statutory tax withholding obligations related to the vesting of RSAs and RSUs. The Company is then required to remit the amount of taxes owed by the employee to the appropriate taxing authority. As a result of such elections by the Company’s employees, during the year ended December 31, 2008, the Company effectively repurchased a total of 43,871 shares of common stock. During the nine months ended September 30, 2009, the Company effectively repurchased a total of 56,946 shares of common stock. The Company has recorded $1,027,000, $993,000 and $1,371,000 as a financing activity for these repurchases in the consolidated statement of cash flows for the year ended December 31, 2008, and nine months ended September 30, 2008 and 2009, respectively.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Stock-based Compensation Expense

Total stock-based compensation expense was classified as follows in the accompanying consolidated statements of operations (in thousands):

	Year Ended December 31,	Nine Months Ended September 30,
	2008	2008	2009
		(unaudited)
Cost of subscription, license and maintenance revenues	$4,221	$3,357	$2,290
Cost of professional services and other revenues	968	734	628
Sales and marketing	12,268	9,186	9,365
Research and development	6,849	5,352	3,762
General and administrative	8,282	6,474	5,705
	$32,588	$25,103	$21,750

9. Commitments and Contingencies

Litigation Settlement and Patent License Agreements

In February 2006, the Company entered into a settlement and patent license agreement with NetRatings. In the event that the Company acquires certain specified companies, it may be required to make additional license payments based on the Web analytics revenues of the acquired company. The agreement also provides that if the Company acquires other companies, it may elect to make additional license payments based on the Web analytics revenues of the acquired company to ensure that the acquired company’s products, services or technology are covered by the license.

Leases

The Company leases certain equipment under capital leases. These capital leases generally contain a discounted buyout option at the end of the initial lease terms, which range between 36 and 60 months and mature at various dates through 2010.

Amortization expense is computed using the straight-line method over the shorter of the estimated useful life or term of each lease and is allocated between cost of revenues, research and development, sales and marketing and general and administrative expense in the consolidated statements of operations. Accumulated amortization is included in property and equipment, net, on the consolidated balance sheets.

Property and equipment capitalized under capital lease obligations were as follows (in thousands):

	December 31,	September 30,
	2008	2009
		(unaudited)
Gross	$907	$907
Less accumulated amortization	(574)	(843)
Net carrying amount	$333	$64

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

The future minimum lease payments under non-cancellable capital and operating leases and future minimum payments to be received under non-cancellable subleases at December 31, 2008, were as follows (in thousands):

	Capital	Operating
Year ending December 31,	Leases	Leases
2009	$212	$16,408
2010	27	14,391
2011	—	9,247
2012	—	6,901
2013	—	2,288
Thereafter	—	—
Less: minimum payments to be received from non-cancelable subleases	—	(2,264)
Total minimum lease payments, net	239	$46,971
Less: imputed interest	(10)
Present value of minimum lease payments	229
Less: current portion	(150)
Capital lease obligations, less current portion	$79

The future minimum lease payments under non-cancellable capital and operating leases at September 30, 2009, were as follows (in thousands):

	Capital	Operating
Year ending December 31,	Leases	Leases
	(unaudited)
2009	$22	$4,992
2010	41	18,060
2011	5	12,914
2012	—	7,634
2013	—	2,288
Thereafter	—	—
Less: minimum payments to be received from non-cancelable subleases	—	(3,832)
Total minimum lease payments, net	68	$42,056
Less: imputed interest	(3)
Present value of minimum lease payments	65
Less: current portion	(21)
Capital lease obligations, less current portion	$44

Rent expense for the year ended December 31, 2008 and nine months ended September 30, 2008 and 2009, was $8,751,000, $6,720,000 and $6,380,000, respectively.

Operating lease payments primarily relate to the Company’s leases of office space in various domestic and international locations and leases of computer equipment under operating leases.

During the year ended December 31, 2008 and nine months ended September 30, 2009, the Company leased equipment under operating leases with total future minimum lease payments of $7,650,000 and $9,397,000, respectively. Each lease of computer equipment has a thirty-six month initial term. At the end of the initial lease term, the Company generally has the option to either: (1) return the equipment to the lessor, (2) purchase the equipment for its fair market value at that date or (3) renew the lease for a stated number of months. As a condition of one of these lease agreements, the Company must not allow its cash balance to fall below $10,000,000 as long as this agreement is in force. Failure to maintain a minimum of $10,000,000 in cash would constitute an event of default as defined in the lease agreement.

Omniture, Inc.

Notes to Consolidated Financial Statements—(Continued)

Indemnification

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them is, or is threatened to be, made a party by reason of his or her service as a director or officer, including any action by the Company, arising out of his or her services as the Company’s director or officer or his or her services provided to any other company or enterprise at the Company’s request. Historically, the Company has not been required to make payments under these obligations and the Company has recorded no liabilities for these obligations in its consolidated balance sheets.

Warranties

The Company typically warrants its on-demand online business optimization services to perform in a manner consistent with general industry standards that are reasonably applicable under normal use and circumstances. Historically, the Company has not been required to make payments under these obligations, and the Company has recorded no liabilities for these obligations in its consolidated balance sheets.

The Company’s warranty arrangements generally include certain provisions for indemnifying customers against liabilities if its services infringe a third party’s intellectual property rights.

The Company has entered into service level agreements with a small number of its customers warranting certain levels of uptime reliability and permitting those customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. To date, amounts credited to customers pursuant to these agreements have been immaterial and the Company has recorded no liabilities for these obligations in its consolidated balance sheets.

Other Legal Matters

The Company is and may become involved in various other legal proceedings arising from the normal course of its business activities. Management does not believe the ultimate disposition of these matters will have a material adverse impact on the Company’s consolidated results of operations, cash flows or financial position. However, litigation is inherently unpredictable, and depending on the nature and timing of these proceedings, an unfavorable resolution could materially affect the Company’s future consolidated results of operations, cash flows or financial position in a particular period.

10.    Retirement Plan

The Company offers a 401(k) plan to its employees.  The Company matches 50% of each employee’s contributions up to a maximum of 3% per paycheck of the employee’s base salary, bonuses and commissions. The Company made matching contributions of $1,740,000 during the year ended December 31, 2008.